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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                                PODS EQUITY, INC.

                                   ARTICLE I.

                                      NAME

         The name of this corporation is PODS EQUITY, INC.

                                   ARTICLE II.

                                PRINCIPAL OFFICE

         The principal office of this corporation and the mailing address of this corporation is 12200 34TH Street North, Suite D, Clearwater, Florida 34762.

                                  ARTICLE III.

                            DURATION; EFFECTIVE DATE

         This corporation shall exist perpetually, commencing as of the July 28, 1999.

                                   ARTICLE IV.

                                    PURPOSES

         This corporation may engage in any activity or business permitted under the laws of the United States of America and of this State.

                                   ARTICLE V.

                                  CAPITAL STOCK

         This corporation is authorized to issue Ten Thousand (10,000) shares of One Dollar ($1.00) par value common stock.

                                   ARTICLE VI.

              REGISTERED OFFICE, REGISTERED AGENT AND INCORPORATOR

         The name of the initial Registered Agent and the Incorporator of the corporation and the street address of the initial Registered Office are Susan W. Carlson, Esquire, 150 Second Ave. North, Suite 1100, St. Petersburg, Florida 33701. The Registered Agent, by execution of these Articles of Incorporation as incorporator, accepts the appointment as registered agent and agrees to comply with the provisions of all statutes relative thereto, including the obligations of ss. 607.0501, Florida Statutes.


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                                  ARTICLE VII.

                           INITIAL BOARD OF DIRECTORS

         This corporation shall have two (2) directors initially. The number of directors may be either increased or decreased from time to time as provided in the Bylaws, but shall never be less than one (1). The names and addresses of the initial director(s) of this corporation are as follows:

Susan W. Carlson                                        Peter S. Warhurst
150 Second Ave. N.                                      12200 34th Street North
Suite 1100                                              Suite D
St. Petersburg, FL 33701                                Clearwater, FL 33762

                                  ARTICLE VIII.

                                    AMENDMENT

         This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

                                   ARTICLE IX.

                                     BYLAWS

         The initial Bylaws shall be adopted by the Board of Directors. The power to alter, amend, or repeal the Bylaws or adopt new Bylaws is vested in the Board of Directors, subject to repeal or change by action of the shareholders.

                                   ARTICLE X.

                           INFORMAL SHAREHOLDER ACTION

         The holders of not less than a majority of the issued and outstanding shares of the voting stock of the corporation may act by written agreement without a meeting, as provided in Florida Statutes 607.0704 and the Bylaws.

         IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation this 29th day of July, 1999.




                                            -----------------------------------
                                            SUSAN W. CARLSON
                                            INCORPORATOR